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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference of our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Bankers Trust New York Corporation for the registration of U.S. $1,000,000,000 Debt Securities, Common Stock and Series Preferred Stock and to the incorporation by reference therein of our report dated January 26, 1995, except for Note 11, as to which the date is March 1, 1995, with respect to the consolidated financial statements of Bankers Trust New York Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

                                            Ernst & Young LLP


New York, New York
December 22, 1995